Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2012 with respect to internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2011 and our report dated December 21, 2012 with respect to the revised consolidated financial statements included in the Current Report on Form 8-K dated December 21, 2012 of Key Energy Services, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

December 21, 2012